UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 28, 2014

THE ALKALINE WATER COMPANY INC.
Exact name of registrant as specified in its charter)

Nevada	000-55096	EIN 99-0367049
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7730 E Greenway Road Ste. 203
Scottsdale, AZ 85260
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (480) 656-2423

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

Effective as of October 28, 2014, we entered into a master lease agreement with Veterans Capital Fund, LLC (the “Lessor”) for the secured lease line of credit financing in an amount not to exceed $600,000. The lease is expected to be secured by three new alkaline generating electrolysis system machines. Our wholly-owned subsidiary, Alkaline 88, LLC, and Water Engineering Solutions, LLC acted as co-lessees. Water Engineering Solutions, LLC is an entity that is controlled and owned by our President, Chief Executive Officer, director and major stockholder, Steven P. Nickolas, and our Vice-President, Secretary, Treasurer and director, Richard A. Wright.

Pursuant to the master lease agreement, the Lessor agreed to lease to us the equipment described in any equipment schedule signed by us and approved by the Lessor. It is expected that any lease under the master lease agreement will be structured for a three year lease term with fixed monthly lease rental payments based on a monthly lease rate factor of 3.4667% of the Lessor’s capital cost. In addition, because the Lessor from time to time may be required to fund various deposits and/or partial funding for the equipment that will be placed under the lease line of credit, we are expected to pay a daily rental equal to 1/30th of the monthly lease rental payment pro-rated to the amount funded by the Lessor from the initial funding (deposit) to the initial term start date of the specific lease schedule associated with the equipment funded. A prepayment of any lease schedule is subject to all applicable state and federal tax law requirements and a 5% penalty will be assessed to the then remaining lease payments.

So long as no default has occurred, we have the option to (i) purchase all but not less than all of the equipment under this master lease for the then fair market value (which will not exceed 25% of the Lessor’s capital costs); (ii) extend the lease term for a minimum of 12 months at the then renewal lease rate factor not to exceed the current monthly lease rental; or (iii) return all but not less than all of the equipment at the conclusion of the lease term along with a 5% re-stocking fee.

In connection with the entering into the master lease agreement, we paid the Lessor a one-time non-refundable commitment fee of $12,000.

Effective as of October 28, 2014, we also entered into a warrant agreement with the Lessor, pursuant to which we agreed to issue a warrant to purchase 3,600,000 shares of our common stock to the Lessor and/or its affiliates at an exercise price of $0.125 per share for a period of five years. 900,000 shares vested on October 28, 2014 and the remaining 270,000 shares will vest on a pro rata basis according to any mounts the Lessor funds pursuant to any lease schedules under the master lease agreement, provided that if we draws on 90% or more of the total lease line under the master lease agreement, then all such shares will be deemed to be vested. We issued the warrant to an accredited investor. The issuance the warrant was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder.

Effective as of October 28, 2014, we also entered into a registration rights agreement with the Lessor, pursuant to which we gave piggyback registration right to the Lessor. Subject to certain limitations, each time that we propose to register a public offering solely of our common stock, other than pursuant to a registration statement on Form S-4 or Form S-8, we agreed to offer the Lessor the right to request inclusion of 3,600,000 shares underlying the warrant issued under the warrant agreement with the Lessor, if such shares are not eligible for sale under Rule 144 promulgated under the Securities Act of 1933, and use our best efforts to cause such shares to be registered.

Item 3.02                Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this current report on Form 8-K is responsive to this item.

Item 5.02                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2014, we amended our 2013 Equity Incentive Plan to, among other things, increase the number of shares of stock of our company available for the grant of awards under the plan from 20,000,000 shares to 35,000,000 shares.

On October 31, 2014, we reduced the exercise price of an aggregate of 6,000,000 stock options granted Steven P. Nickolas and Richard A. Wright, our directors and executive officers, to $0.15 per share as noted below:

Name of Optionee	Grant Date	Old Exercise Price per Share	New Exercise Price per Share	Expiration Date	Number of Stock Options
Steven P. Nickolas	October 9, 2013	$0.605	$0.15	October 9, 2023	3,000,000
Richard A. Wright	October 9, 2013	$0.605	$0.15	October 9, 2023	3,000,000

Item 9.01	Financial Statements and Exhibits.
10.1	Master Lease Agreement dated October 28, 2014 with Veterans Capital Fund, LLC
10.2	Warrant Agreement dated October 28, 2014 with Veterans Capital Fund, LLC
10.3	Registration Rights Agreement dated October 28, 2014 with Veterans Capital Fund, LLC
10.4	2013 Equity Incentive Plan
10.5	Form of Amending Agreement to Stock Option Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ALKALINE WATER COMPANY INC.

/s/ Steven P. Nickolas
Steven P. Nickolas
President, Chief Executive Officer and Director

November 4, 2014